Exhibit 10.10

February 24, 2011

Kevin Rakin

14 Side Hill Road

Westport, CT 06880

Re: Employment Agreement

Dear Mr. Rakin:

This letter is to confirm our understanding with respect to your employment by Advanced BioHealing, Inc. (the “Company”). The terms and conditions agreed to in this letter shall be effective as of January 1, 2011, and are hereinafter referred to as the “Agreement.” In consideration of the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, we have agreed as follows:

1.	Employment.

(a)	Description and Duties. Subject to the terms and conditions of this Agreement, the Company will employ you, and you will be employed by the Company and any publicly-traded parent company of the Company (“Parent”) in the position of Chief Executive Officer. You will report exclusively to the Company’s Board of Directors (the “Board”). You will also perform such other and/or different services for the Company and/or any present or future parent or affiliate of the Company (each, a “Company Affiliate” and collectively, together with the Company, the “Company Group”) as may reasonably be assigned to you from time to time by the Board. In the event that there is no Parent and the Company is not the most senior entity operating the business of the Company Group (“Senior Operating Entity”), then you will also be employed as the Chief Executive Officer of such Senior Operating Entity. In addition, during the term of your employment, the Company shall cause you to be nominated to be elected to the Board and to the board of directors of any Parent and any Senior Operating Entity. You will have the responsibilities, duties and authority commensurate with the position of a Chief Executive Officer, and you shall be the most senior officer in the Company Group. You will perform such services primarily from the Company’s Westport, Connecticut offices (although you agree to travel as the needs of the Company’s business may reasonably require, including to the Company’s other offices and facilities).

(b)	Devotion to Duties. While you are employed hereunder, (i) you shall use your best efforts, skills and abilities to perform faithfully all duties assigned to you pursuant to this Agreement and shall devote your full business time and energies to the business and affairs of the Company and (ii) you shall not undertake any other advisory or director position from any person or entity without the prior written consent of the Board (which consent shall not be unreasonably withheld, delayed or conditioned by the Board); provided, however, that nothing in this Section l(b) shall restrict you from managing your personal investments, evaluating or engaging in passive activities or continuing the activities listed in Schedule 1, provided further that none of the foregoing activities shall interfere in any material respect with the performance of your duties hereunder. If, in the mutual determination of yourself and the Board, your participation in any of the activities described in Section 1(b)(ii) above shall limit your ability to faithfully perform all duties assigned to you pursuant to this Agreement, you agree that you will promptly resign from such duties and the Company agrees that it shall engage in good faith discussions with you regarding an appropriate increase, if any, in your annual cash compensation hereunder in order to reconcile the difference between the annual cash compensation hereunder and the lost annual cash compensation as a result of your discontinuance of the foregoing outside activities.

(c)	Company Policies. The employment relationship between the parties shall also be subject to the Company’s personnel policies and procedures as they may be interpreted, adopted, revised or deleted from time to time in the Company’s sole discretion. Notwithstanding the foregoing, in the event that the terms of this Agreement differ from or are in conflict with said policies or procedures, this Agreement shall govern and control.

2.	Compensation.

(a)	Base Salary. While you are employed hereunder, the Company will pay you a base salary at the annual rate of $460,000 (the “Base Salary”). The Base Salary may be subject to adjustment from time to time in the discretion of the Company, but which shall not be reduced. The Base Salary will be payable in substantially equal installments in accordance with the Company’s payroll practices as in effect from time to time, which currently provide for bi-weekly payments. The Company will deduct from each such installment all amounts required to be deducted or withheld under applicable law or under any employee benefit plan in which you participate.

(b)

Bonus. In addition to the Base Salary, the Company may pay you a bonus in the manner described below (the “Bonus”). During any Plan Year (as defined below), you may be awarded an annual Bonus, the target of which is set for your position at seventy-five percent (75%) of your Base Salary (the “Target Bonus”), one hundred percent (100%) of which shall be based on the Company’s performance during such Plan Year. The Company’s performance objectives shall be agreed upon by you and the Company in writing no later than forty-five (45) days after the beginning of the Plan Year. In the event a Plan Year consists of less than or more than twelve (12) months, the Base Salary shall be pro-rated for purposes of determining the amount of the Bonus for such Plan Year. If the Company terminates your employment during any Plan Year for any reason other than Cause (as defined below), if you terminate for a Good Reason (as defined below) or if your employment is terminated for Disability (as defined below) or death, you (or your estate) shall be entitled to receive a pro-rated portion of the Bonus, if any, which would have been earned during such Plan Year based on the number of days you were employed by the Company during such Plan Year. If you terminate this Agreement in accordance with Section 3(a)(iii)(A) hereof or if your employment is terminated by the Company for Cause, you shall be entitled to receive a Bonus only if you are employed by the Company on the last day of the Plan Year to which such Bonus relates. Subject to Section 4, the Company shall pay each Bonus, if any, as soon as administratively possible following the end of the Plan Year just then ended, but in any event no later forty-five (45) days after the end of such Plan Year. For purposes of this Agreement, the “Plan Year” is the twelve (12) month period beginning January through and including December. Your initial Plan Year hereunder shall begin on January 1, 2011.

(c)	Vacation. You will be entitled to four (4) weeks paid vacation in each calendar year and paid holidays and personal days in accordance with the Company’s policies for its senior executives as in effect from time to time. All vacation days in excess of five (5) consecutive days will be taken at times mutually agreed by you and the Company and will be subject to the business needs of the Company. You may accrue unused vacation days up to one and one-half times your annual vacation allotment such that you shall be entitled to no more than six (6) weeks paid vacation at any time during any calendar year.

(d)	Fringe Benefits. You (and where applicable, your eligible family members) will be entitled to participate in all employee benefit plans which the Company provides or may establish for the benefit of its senior executives generally, for example, group life, disability, medical, dental and other insurance, retirement, pension, profit-sharing and similar plans (collectively, the “Fringe Benefits”). Your eligibility to participate in the Fringe Benefits and receive benefits thereunder will be subject to the plan documents governing such Fringe Benefits. Nothing contained herein will require the Company to establish or maintain any Fringe Benefits.

(e)

Reimbursement of Expenses. The Company shall reimburse you for all ordinary and reasonable out-of-pocket expenses that are reasonably incurred by you in furtherance of the Company’s business in accordance with the Company’s policies with respect thereto as in effect from time to time. You must submit any request for reimbursement no later than ninety (90) days following the date that such business expense is incurred, and business expenses must be substantiated by receipts and documentation reasonably satisfactory to the Company. All approved business expenses shall be reimbursed by the Company to you within one (1) month of submission of appropriate receipts and documentation. If a business expense reimbursement is not exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), any reimbursement in one calendar year shall not affect the amount that may be reimbursed in any other calendar year and a reimbursement (or right thereto) may not be exchanged or liquidated for another benefit or payment. Any business expense reimbursements subject to Section 409A of the Code shall be made no later than the end of the calendar year following the calendar year in which such business expense is incurred by you.

(f)	Recoupment of Payments by the Company. Any amounts paid or payable to you pursuant to this Agreement or the Company’s equity or compensation plans shall be subject to recovery or clawback, but only if and to the extent required (taking into account, inter-alia, any “grandfathering” protections, so-called) by any applicable law or any applicable securities exchange listing standards.

(g)	Life Insurance. The Company shall maintain a term life insurance policy covering your life in the face amount of not less than $1,000,000.00 with respect to which you shall have the right to designate the beneficiary. Upon termination of your employment for any reason, the Company shall, within thirty (30) days after such termination, transfer (without cost to you), free and clear of liens and security interests, the ownership of said life insurance to you or your designee.

3.	Term of Employment.

(a) Term; Termination. Subject to the terms hereof, the terms of this Agreement shall be effective as of January 1, 2011 (the “Commencement Date”) and will continue until the first to occur of the following:

(i)	Immediately upon your death;

(ii)	By the Company:

(A)	By written notice to you effective the date of such notice, following your failure, due to illness, accident or any other physical or mental incapacity, to perform the essential functions of your position for an aggregate of ninety (90) business days within any period of one hundred and eighty (180) consecutive business days during the term hereof as determined by a physician selected by you (“Disability”), provided that if applicable law provides any provision regarding disability that is more favorable to you than that set forth herein, such more favorable provision will govern, and provided further that if and only to the extent that your Disability is a trigger for the payment of deferred compensation, as defined in Section 409A of the Code, “Disability” shall have the meaning set forth in Section 409A(a)(2)(C) of the Code; or

(B)	By written notice to you effective the date of such notice, with or without Cause;

(iii)	By you:

(A)	Without Good Reason at any time by written notice to the Company effective forty-five (45) days after the date of such notice; or

(B)	Provided you have not previously been notified in writing of the Company’s intention to terminate your employment, you may terminate for Good Reason at any time by written notice to the Company effective thirty (30) days after the date of such notice; provided, however, that (i) in order to be able to terminate for Good Reason, you must first provide notice to the Company of the existence of the condition described in Section 3(b)(ii) of this Agreement which you assert to be Good Reason, such notice to be given within ninety (90) days of the date that you gain actual knowledge of the initial existence of such condition, and (ii) the Company shall have a period of thirty (30) days in which to cure such condition, if reasonably curable.

(b) Definitions. For purposes of this Agreement:

(i)

“Cause” means (A) your conviction of a felony, either in connection with the performance of your obligations to the Company Group or which otherwise materially and adversely affects your ability to perform such obligations, damages the Company Group in any material respect or brings the Company into public disgrace or disrepute, (B) your willful disloyalty or deliberate dishonesty which has a material adverse effect upon the Company, damages the Company in any material respect or brings the Company into public disgrace or disrepute, (C) the commission by you of an act of fraud or embezzlement against the Company, or (D) a breach by you of the provisions of Section 5 of this Agreement or the Employee Confidential Proprietary Information and Inventions Agreement by and between you and the Company dated as of December 1, 2010 (the “Proprietary Agreement”), which breach, if reasonably curable, is not cured within thirty (30) days after delivery to you by the Company of written notice of such breach. With respect to any such determination, the Board will act fairly and in utmost good faith. No act or omission on your part will be considered “willful” unless done, or omitted to be done, by you in bad faith or without your reasonable belief that such act or omission was in the best interest of the Company Group. Any act or omission pursuant to a direction or instruction in a resolution duly adopted by the Board or upon the advice of counsel for the Company shall be presumed to be done, or omitted to be done, by you in good faith and in the best interests of the Company. The termination of your employment shall not be deemed to be for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted or notice of action approved by the affirmative vote of not less than a majority of the entire membership of the Board (excluding you) at a meeting of the Board called and held for such purpose (after reasonable notice is provided to you and you are given an opportunity, together with counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, you are guilty of the conduct described above, and specifying the particulars thereof in detail.

(ii)	“Good Reason” means the occurrence of any of the following without your written consent (which may be withheld by you in your sole and absolute discretion): (A) the assignment to you of any duties materially inconsistent with your position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by this Agreement, or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith; (B) a change in the principal location at which you provide services to the Company to over thirty-five (35) miles away from Westport, Connecticut; (C) any failure by the Company to comply with any of the material provisions of this Agreement; or (D) if, whether before or after any Change of Control, you are not serving in any of the following capacities: (i) the Chief Executive Officer of the Company, (ii) the Chief Executive Officer of any Parent or Senior Operating Entity, (iii) as a member of the Board, or (iv) as a member of the board of directors of any Parent or Senior Operating Entity. It is understood that your service as Chairman of the Board shall at all times be at the pleasure of the Board.

4.	Effect of Termination.

(a)	Definitions. For purposes of this Agreement:

(i)	“Accrued Obligations” means (A) the portion of your Base Salary as has accrued prior to any termination of your employment with the Company and has not yet been paid, (B) an amount equal to the value of your accrued unused vacation days, (C) the amount of any Bonus which has been earned but not yet paid and (D) the amount of any expenses properly incurred by you on behalf of the Company prior to any such termination and not yet reimbursed.

(ii)	“Change of Control” means (A) a merger or consolidation in which (i) the Company is a constituent party or (ii) a subsidiary of the Company is a constituent party, except any such merger or consolidation involving the Company or a subsidiary in which the shares of capital stock of the Company outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; provided that, for the purpose of this definition, all shares of common stock issuable upon exercise of options outstanding immediately prior to such merger or consolidation, or upon conversion of options, warrants, preferred stock and convertible notes and debentures outstanding immediately prior to such merger or consolidation shall be deemed to be outstanding immediately prior to such merger or consolidation and, if applicable, converted or exchanged in such merger or consolidation on the same terms as the actual outstanding shares of common stock are converted or exchanged, (B) the sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company, (C) the liquidation or dissolution of the Company or the Company ceasing to do business, or (D) any “Person,” as such term is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), becomes the “Beneficial Owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then-outstanding securities.

(b)	Death or Disability; Termination Without Cause or for Good Reason. If your employment hereunder is terminated as a result of your death or Disability or is terminated by the Company without Cause, or is terminated by you for Good Reason, the Company will pay the Accrued Obligations to you (or your estate) within fifteen (15) days following such termination. The foregoing shall be in addition to any payments to which you are entitled under Section 4(d) below in the event your termination is without Cause or for Good Reason.

(c)

Termination for Cause; Voluntary Termination. If your employment hereunder is terminated by the Company for Cause or by you pursuant to Section 3(a)(iii), the Company will pay the Accrued Obligations to you within fifteen (15) days following such termination; provided, however, the Company shall have no obligation to pay any Bonus to you with respect to any Plan Year for which you were not employed by the Company on the last day of the Plan Year.

(d)	Severance.

(i)	Termination without Cause or for Good Reason. If your employment is terminated by the Company without Cause or by you for Good Reason at any time, the Company will continue to pay you (in substantially equal payments) the sum of your Base Salary and Target Bonus for the Plan Year in which the termination occurs in accordance with the Company’s normal payroll cycle during the period commencing on the effective date of termination and ending on the twelve (12) month anniversary of such date of termination; provided, however, no payments shall be made until the first regular pay date that is at least sixty (60) days after the date of termination, and the first payment shall include any amounts that would have been paid during that sixty (60) day period had payments been made on regular pay dates during that sixty (60) day period. If you are participating in the Company’s group health insurance plans on the effective date of termination without Cause or by you for Good Reason, and you timely elect and remain eligible for continued coverage under COBRA, or, if applicable, state insurance laws, the Company shall pay that portion of your COBRA premiums that the Company was paying prior to the effective date of termination for the twelve-month period following the date of termination, or for the continuation period for which you are eligible, whichever is shorter; provided, however, if (A) any plan pursuant to which such health insurance benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Code Section 409A under Treasury Regulation Section 1.409A-1(a)(5), or (B) the Company is otherwise unable to continue to cover you in a manner that is compliant with applicable law (including, without limitation, Section 2716 of the Public Health Service Act) under its group health plans, then, in either case, the Company shall instead pay to you an amount equal to the monthly plan premium payment for you and your eligible dependents who were covered under the Company’s health plans as of the date of your termination of employment (calculated by reference to Employee’s premiums as of the date of termination of employment) as currently taxable compensation in substantially equal monthly installments over the foregoing twelve (12) month period (or the remaining portion thereof) and which payments shall be made regardless of whether you elect COBRA continuation coverage. In addition, the Company shall continue to pay the premiums on the life insurance referred to in Section 3(g) above during the foregoing twelve (12) month period.

(ii)

Termination without Cause or for Good Reason Following a Change in Control. If your employment is terminated by the Company without Cause or by you for Good Reason within eighteen (18) months following a Change in Control, in lieu of the payments and benefits set forth in Section 4(d)(i), the Company will pay to you a single severance payment equal to eighteen (18) months’ Base Salary and one and one-half (1 1/2) times the Target Bonus for the Plan Year in which the termination occurs on the first business day that is at least sixty (60) days following the effective date of the termination. If you are participating in the Company’s group health insurance plans on the effective date of termination without Cause or by you for Good Reason, and you timely elect and remain eligible for continued coverage under COBRA, or, if applicable, state insurance laws, the Company shall pay that portion of your COBRA premiums that the Company was paying prior to the effective date of termination for the eighteen (18) month period following the date of termination, or for the continuation period for which you are eligible, whichever is shorter; provided, however, if (A) any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Code Section 409A under Treasury Regulation Section 1.409A-1(a)(5), or (B) the Company is otherwise unable to continue to cover you in a manner that is compliant with applicable law (including, without limitation, Section 2716 of the Public Health Service Act) under its group health plans, then, in either case, the Company shall instead pay to you an amount equal to the monthly plan premium payment for you and your eligible dependents who were covered under the Company’s health plans as of the date of your termination of employment (calculated by reference to Employee’s premiums as of the date of termination of employment) as currently taxable compensation in substantially equal monthly installments over the foregoing eighteen (18) month period (or the remaining portion thereof) and which payments shall be made regardless of whether you elect COBRA continuation coverage. In addition, the Company shall continue to pay the premiums on the life insurance referred to in Section 3(g) above during the foregoing eighteen (18) month period.

(iii)

Conditions. Notwithstanding the foregoing provisions of this Section 4(d), (A) if you become reemployed with another employer and are eligible for medical or other welfare benefits under another employer-provided plan, the medical and other welfare benefits described herein shall cease, to the extent not previously paid, and (B) the payments pursuant to this Section 4(d) are conditional on (1) your not being in material breach of your obligations under Section 5 of this Agreement or the Proprietary Agreement, which breach, if reasonably curable, is not cured within thirty (30) days after delivery to you by the Company of written notice of such breach, and (2) on or prior to the sixtieth (60th) day following the date of your termination of employment, the Company’s receipt of an executed general release in favor of the Company, in substantially the form attached hereto as Schedule 2, or, in the event of any change or development in applicable law, as such form may be amended to have substantially the same effect as Schedule 2 would have if entered into as of February 2011 (executed by you or your other duly authorized representative) and the expiration of the revocation period set forth therein.

(iv)	Sole Entitlement. You agree to accept the aforementioned severance compensation (together with payment of the Accrued Obligations and your entitlements under Section 4(e) below) as liquidated damages for your termination under the provisions of this Section 4(d), and understand and agree that such liquidated damages are in lieu of all other compensation and benefits owed to you under any and all other provisions of this Agreement and further constitute reasonable compensation for losses that you may incur and are not a penalty.

(v)	Separate Payments. For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), your right to receive payments under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment shall at all times be considered a separate and distinct payment.

(e)

Options. If your employment with the Company is terminated by the Company without Cause or by you for Good Reason, all unvested options, shares of restricted stock or other equity grants held by you as of the effective date of termination that would have vested in the twelve (12) month period following the effective date of your termination had you remained employed shall vest as of the effective date of your termination, and any agreements governing such options or other equity that are inconsistent with this provision are hereby amended accordingly. If the termination without Cause or for Good Reason occurs within eighteen (18) months after a Change of Control, all unvested options, shares of restricted stock or other equity grants subject to vesting then held by you will become fully vested and exercisable as of the date of such termination and any agreements governing such options or other equity that are inconsistent with this provision are hereby amended accordingly. Notwithstanding any provision to the contrary in any agreement governing any option held by you as of the effective date of your termination without Cause or resignation for Good Reason, the exercise period for such options shall be the lesser of (x) three (3) years following the latest of (A) the effective date of termination, (B) the date you are no longer serving as a consultant to the Company or any Company Affiliate, or (C) the date you are no longer serving as a member of the board of directors of the Company or Company Affiliate, or (y) the expiration of the term of the option; provided, however, that this sentence shall not apply to any option granted prior to the date of this agreement, the exercise period of which shall be governed by the applicable option agreement. Except as expressly provided in this Section 4(e), the terms of any plan or agreement governing any option or other equity grant is not amended and shall remain in full force and effect in accordance with its terms.

(f)	Six-Month Delay if Specified Employee. Notwithstanding anything herein to the contrary, (i) no severance shall be payable to you pursuant to Section 4(d)(i) or (ii) unless your termination of employment constitutes a “separation from service” with the Company (as such term is defined in Treasury Regulation Section 1.409A-1(h) and any successor provision thereto (a “Separation from Service”), and (ii) in the event that as of the date of your Separation from Service you are a Specified Employee (as defined below), and the Company has stock that is publicly traded on an established securities market or otherwise, any severance to which you would otherwise be entitled under this Agreement during the first six (6) months following your date of termination shall be accumulated and paid to you as provided in this Section 4(f), but only to the extent necessary to comply with Section 409A(a)(2)(B)(i) of the Code. All other payments and benefits shall be made available or distributed to you at such time(s) as are provided by the applicable provisions of this Agreement. Any portion of severance provided in Section 4(d) the payment of which is delayed pursuant to this Section 4(f) shall be accumulated and paid in a single lump sum with interest as of the earlier of the ninetieth (90th) day following the date of your death or the first (1st) day of the seventh (7th) month following your date of termination. For purposes of this Agreement, a “Specified Employee” means a “Specified Employee” as defined for purposes of Code Section 409A(a)(2)(B)(i), as amended from time to time. Determination of the identity of Specified Employees shall be made as of December 31 each year (the “Specified Employee Identification Date”) and such determination shall be effective for each twelve (12) month period extending from January 1 through December 31 of the year following the Specified Employee Identification Date.

(g)	Parachute Payments.

(i)

Excess Parachute Payment Limitation. Notwithstanding anything contained herein to the contrary, any payment or benefit received or to be received by you, whether payable pursuant to the terms of this Agreement or any other plan, arrangements or agreement with the Company or any Company Affiliate (collectively, the “Total Payments”), shall be reduced to the least extent necessary so that no portion of the Total Payments shall be subject to the excise tax imposed by Section 4999 of the Code, but only if, by reason of such reduction, the Net After-Tax Benefit (as defined below) received by you as a result of such reduction will exceed the Net After-Tax Benefit that would have been received by you if no such reduction was made. If excise taxes may apply to the Total Payments, the foregoing determination will be made by a nationally recognized accounting firm (the “Accounting Firm”) selected by the Company and reasonably acceptable to you. The Company will direct the Accounting

Firm to submit any such determinations and detailed supporting calculations to both you and the Company within fifteen (15) days after the date on which a payment becomes due.

(ii)	Order of Reduction. If the Accounting Firm determines that a reduction in payments is required pursuant to this Section 4(g), non-cash benefits, including option or stock award vesting acceleration, shall first be reduced (if, and to the extent not already accelerated prior to the date of such reduction), followed by a reduction of cash payments, in each case, beginning with payments that would be made last in time and only to the least extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code, and the Company shall pay or provide such reduced amounts to you in accordance with the terms of this Agreement or any other applicable plan, arrangement or agreement governing such payments.

(iii)	Cooperation; Expenses. If applicable, you and the Company will each provide the Accounting Firm access to and copies of any books, records and documents in their respective possession, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determinations and calculations contemplated by this Section 4(g). The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by this Section 4(g) will be borne by the Company.

(iv)	For purposes of this Section 4(f), “Net After-Tax Benefit” means (A) the Total Payments that you become entitled to receive from the Company or any Company Affiliate which would constitute “parachute payments” within the meaning of Code Section 280G, less (B) the amount of all federal, state and local income and employment taxes payable by you with respect to the Total Payments, calculated at the maximum applicable marginal income tax rate, less (C) the amount of excise taxes imposed on you with respect to the Total Payments under Section 4999 of the Code.

5.	Prohibited Competition.

(a)	Certain Acknowledgements and Agreements.

(i)	We have discussed, and you recognize and acknowledge the competitive and proprietary aspects of the business of the Company Group.

(ii)	You acknowledge that a business will be deemed competitive with the business of the Company Group if it researches, develops, manufactures or commercializes cell-based wound healing technology or products (each a “Competitive Company”).

(iii)	You further acknowledge that, while you are employed hereunder, the Company Group will furnish, disclose or make available to you Confidential Information (as defined below) related to the business of the Company Group and that the Company Group may provide you with unique and specialized training. You also acknowledge that such Confidential Information and such training have been developed and will be developed by the Company Group through the expenditure by the Company Group of substantial time, effort and money and that all such Confidential Information and training could be used by you to compete with the Company Group. You also acknowledge that if you become employed or affiliated with any Competitive Company in violation of your obligations in this Agreement, it is possible that you would disclose the Confidential Information to such competitor and would use such Confidential Information, knowingly or unknowingly, on behalf of such competitor. Further, while you are employed hereunder, you will be introduced to customers and others with important relationships to the Company Group. You acknowledge that any and all “goodwill” created through such introductions as the same relates to the business of the Company Group belongs exclusively to the Company Group, including, without limitation, any goodwill created as a result of direct or indirect contacts or relationships between yourself and any customers of the Company Group.

(iv)	For purposes of this Agreement, “Confidential Information” means any information concerning the organization, business (including products and technology) or finances of the Company or of any third party that the Company is under an obligation to keep confidential that is maintained by the Company as confidential. Such Confidential Information shall include, but is not limited to, trade secrets or confidential information respecting inventions, products, technology, data, test results, designs, methods, formulae, know-how, show-how, techniques, systems, processes, software programs, works of authorship, research and development, agreements with customers or other entities or individuals, data, specifications, customer (existing and prospective) and supplier identification, financials, product cost and profit information, projects, plans and proposals. For purposes hereof, “Confidential Information” does not include, and there shall be no obligation hereunder with respect to (i) information known by you prior to your employment by the Company other than information learned during the period you were a consultant to the Company, and (ii) information that is or becomes generally available to the public other than as a result of a disclosure by you in violation of the terms of this Agreement.

(b)	Non-Competition; Non-Solicitation. While you are employed hereunder and for a period of one (1) year following the termination of your employment hereunder for any reason or for no reason, you will not, without the prior written consent of the Company:

(i)	For yourself or on behalf of any other person or entity, directly or indirectly, either as principal, partner, stockholder, officer, director, member employee, consultant, agent, representative or in any other capacity, own, manage, operate or control, or be concerned, connected or employed by, or otherwise associate in any manner with, engage in or have a financial interest in, any Competitive Company (each, a “Restricted Activity”), except that (A) nothing contained herein will preclude you from purchasing or owning securities of any such business if such securities are publicly traded, and provided that your holdings do not exceed one percent (1%) of the issued and outstanding securities of any class of securities of such business and (B) nothing contained herein will prohibit you from engaging in a Restricted Activity for or with respect to any subsidiary, division or affiliate or unit (each, a “Unit”) of a Competitive Company if that Unit is not engaged in any business which is competitive with the business of the Company Group, irrespective of whether some other Unit of such Competitive Company engages in such competitive business (as long as you do not engage in a Restricted Activity for such other Unit);

(ii)	Either individually or on behalf of or through any third party, directly or indirectly, solicit, divert or appropriate or attempt to solicit, divert or appropriate, for the benefit of any Competitive Company, any customers or patrons of the Company Group, or any prospective customers or patrons with respect to which the Company Group has developed or made a sales presentation (or similar offering of services);

(iii)	Either individually or on behalf of or through any third party, directly or indirectly, (A) solicit, entice or persuade or attempt to solicit, entice or persuade any employees of or consultant to the Company Group to leave the service of the Company Group for any reason or (B) employ, cause to be employed, or solicit the employment of, any employee of or consultant to the Company Group while any such person is providing services to the Company Group; or

(iv)	Either individually or on behalf of or through any third party, directly or indirectly, interfere with, or attempt to interfere with, the relations between the Company Group and any vendor or supplier to the Company Group.

(c)

Reasonableness of Restrictions. You further recognize and acknowledge that (i) the types of employment which are prohibited by this Section 5 are narrow and reasonable in relation to the skills which represent your principal salable asset both to the Company Group and to your other prospective employers and (ii) the time period and the geographical scope of the provisions of this Section 5 is reasonable, legitimate and fair to you in light of the Company Group’s need to market its services and sell its products in a large geographic area in order to have a sufficient customer base to make the Company Group’s business profitable and in light of the limited restrictions on the type of employment prohibited herein compared to the types of employment for which you are qualified to earn your livelihood.

(d)	Survival of Acknowledgements and Agreements. Your acknowledgements and agreements set forth in this Section 5 will survive the termination of this Agreement and the termination of your employment hereunder for any reason or for no reason.

6.	Proprietary Agreement. You hereby agree and acknowledge that you are subject to the terms and conditions of the Proprietary Agreement, and that the provisions of the Proprietary Agreement shall survive expiration or termination of this Agreement in accordance with the terms thereof.

7.	Disclosure to Future Employers. You will provide, and the Company, in its discretion, may similarly provide, a copy of the covenants contained in Section 5 of this Agreement and a copy of the Proprietary Agreement to any business or enterprise which you may, directly or indirectly, own, manage, operate, finance, join, control or in which you may participate in the ownership, management, operation, financing or control, or with which you may be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise.

8.	Records. Upon termination of your employment hereunder for any reason or for no reason and at any other time requested by the Company, you will deliver to the Company Group any property of the Company Group which may be in your possession, including products, materials, memoranda, notes, records, reports or other documents or photocopies of the same.

9.	Insurance. The Company, in its sole discretion, may apply for and purchase key person life insurance on your life in an amount determined by the Company with the Company Group as beneficiary and one or more other policies of insurance insuring your life. You will submit to any medical or other examinations and execute and deliver any applications or other instruments in writing that are reasonably necessary to effectuate such insurance.

10.

Representations. You hereby represent and warrant to the Company that you understand this Agreement, that you enter into this Agreement voluntarily and that your employment under this Agreement will not in and of itself conflict with any legal duty owed by you to any other party, or with any agreement to which you are a party or by which you are bound, including, without limitation, any non-competition or non-solicitation provision contained in any such agreement. Notwithstanding the foregoing, the Company acknowledges and agrees that (i) you are now (and will, by virtue of your outside activities, be and become) bound by confidentiality and/or similar agreements and/or obligations in favor of other persons and entities, and (ii) such other agreements and/or obligations shall not constitute a breach of this Agreement (and the Company shall not require you to take any action which would result in such a breach). You will indemnify and hold harmless the Company Group and its officers, directors, security holders, partners, members, employees, agents and representatives, but only in their capacities as such) against loss, damage, liability or expense arising from any claim brought against them by a third party based upon any breach by you of such representation and warranty.

11.	General.

(a)	Section 409A. Notwithstanding anything to the contrary set forth in this Agreement, all payments of compensation or provision of taxable benefits that are determined to constitute a form of “nonqualified deferred compensation” subject to Section 409A of the Code shall be paid at a time and in a manner that is consistent with the requirements of that Code Section. To the extent any reimbursements or in-kind benefits due to you under this Agreement constitute “deferred compensation” under Section 409A of the Code, any such reimbursement or in-kind benefits shall be paid to you in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv). Each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A of the Code. The Company shall consult with you in good faith regarding the implementation of this Section 11(a).

(b)	Notices. All notices, requests, consents and other communications hereunder which are required to be provided, or which the sender elects to provide, in writing, will be addressed to the receiving party’s address set forth on the signature page hereto or to such other address as a party may designate by notice hereunder, and will be either (i) delivered by hand, (ii) sent by overnight courier or (iii) sent by registered or certified mail, return receipt requested, postage prepaid. All notices, requests, consents and other communications hereunder will be deemed to have been given either (1) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (2) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service or (3) if sent by registered or certified mail, on the fifth business day following the day such mailing is made.

(c)

Entire Agreement. This Agreement, together with the Indemnification Agreement dated February 23, 2007 between you and the Company (which the parties acknowledge is and remains in full force and effect), and together with the Proprietary Agreement and the other agreements specifically referred to herein, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof, including, without limitation, that certain employment letter agreement dated February 23, 2007, between you and the Company. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement will affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

(d)	Modifications and Amendments. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by the parties hereto.

(e)	Waivers and Consents. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent will be deemed to be or will constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent will be effective only in the specific instance and for the purpose for which it was given, and will not constitute a continuing waiver or consent.

(f)	Assignment. The Company may assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of the Company’s business or that aspect of the Company’s business in which you are principally involved or to any Company Affiliate. You may not assign your rights and obligations under this Agreement without the prior written consent of the Company and any such attempted assignment by you without the prior written consent of the Company will be void.

(g)	Benefit. All statements, representations, warranties, covenants and agreements in this Agreement will be binding on the parties hereto and will inure to the benefit of the respective successors and permitted assigns, heirs and legal representatives of each party hereto. Nothing in this Agreement will be construed to create any rights or obligations except between the Company and you, except for your obligations to the Company Group as set forth herein, and no person or entity (except for a Company Affiliate as set forth herein) will be regarded as a third-party beneficiary of this Agreement.

(h)	Governing Law. This Agreement and the rights and obligations of the parties hereunder will be construed in accordance with and governed by the law of the State of Connecticut, without giving effect to the conflict of law principles thereof.

(i)	Jurisdiction, Venue and Service of Process. Any legal action or proceeding with respect to this Agreement will be brought in the courts of the State of Connecticut in Fairfield County or of the United States of America for the District of Connecticut. By execution and delivery of this Agreement, each of the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts.

(j)	WAIVER OF JURY TRIAL. ANY ACTION, DEMAND, CLAIM OR COUNTERCLAIM ARISING UNDER OR RELATING TO THIS AGREEMENT WILL BE RESOLVED BY A JUDGE ALONE AND EACH OF YOU AND THE COMPANY WAIVE ANY RIGHT TO A JURY TRIAL THEREOF.

(k)	Severability. The parties intend this Agreement to be enforced as written. However, (i) if any portion or provision of this Agreement is to any extent declared illegal or unenforceable by a duly authorized court having jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, will not be affected thereby, and each portion and provision of this Agreement will be valid and enforceable to the fullest extent permitted by law and (ii) if any provision, or part thereof, is held to be unenforceable because of the duration of such provision, the geographic area covered thereby, or other aspect or scope of such provision, the court making such determination will have the power to reduce the duration, geographic area of such provision, or other aspect or scope of such provision, and/or to delete specific words and phrases (“blue-penciling”), and in its reduced or blue-penciled form, such provision will then be enforceable and will be enforced.

(l)	Headings and Captions. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and will in no way modify or affect the meaning or construction of any of the terms or provisions hereof.

(m)	Injunctive Relief. You hereby expressly acknowledge that any breach or threatened breach of any of the terms and/or conditions set forth in Section 5 of this Agreement may result in substantial, continuing and irreparable injury to the Company Group. Therefore, in addition to any other remedy that may be available to the Company Group, the Company Group will be entitled to seek injunctive or other equitable relief by a court of appropriate jurisdiction in the event of any breach or threatened breach of the terms of Section 5 of this Agreement. The period during which the covenants contained in Section 5 will apply will be extended by any periods during which you are found by a court to have been in violation of such covenants, provided that the duration of such extension shall not exceed a period of time equal to the period commencing on the date of such violation and continuing for a period of sixty (60) days after the date the Company first becomes aware of such violation.

(n)

No Waiver of Rights, Powers and Remedies. No failure or delay by a party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing between the parties hereto, will operate as a waiver of any such right, power or remedy of the party. No single or partial exercise of any right, power or remedy under this Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, will preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto will not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Agreement will entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

(o)	Counterparts; Electronic Signatures. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. This Agreement may be executed by facsimile or other electronic signatures.

(p)	Opportunity to Review. You hereby acknowledge that you have had adequate opportunity to review these terms and conditions and to reflect upon and consider the terms and conditions of this Agreement, and that you have had the opportunity to consult with counsel of your own choosing regarding such terms. In connection with such consultation with counsel, the Company shall reimburse any reasonable legal fees incurred by you prior to the Effective Date (up to the maximum amount of $15,000). You further acknowledge that you fully understand the terms of this Agreement and have voluntarily executed this Agreement.

(q)	No Mitigation. In no event shall you be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to you under any of the provisions of this Agreement and such amounts shall not be reduced whether or not you obtain other employment. The Company and you (as the case may be, the “Contesting Party”) agree to pay as incurred, to the full extent permitted by law, all legal fees and expenses which the other party (the “Defending Party”) may reasonably incur as a result of any contest by the Contesting Party, provided that the Defending Party prevails in at least one material issue, of the validity or enforceability of, or liability under, any provision of this Agreement (including, without limitation, as a result of any contest by the Contesting Party about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f) (2) (A) of the Internal Revenue Code of 1986, as amended.

(r)	Actions on Behalf of the Company. Any decision or determination to be made or taken by the Company with respect to this Agreement shall be made only by the Board, acting in accordance with the Company’s bylaws and certificate of incorporation, and not by the chief executive officer or any other employee of the Company.

*    *    *    *    *    *

If the foregoing accurately sets forth our agreement, please so indicate by signing and returning to us the enclosed copy of this Agreement.

Very truly yours,

ADVANCED BIOHEALING, INC.

By:	/s/ Gary J. Kurtzman

Name:	Gary J. Kurtzman, M.D.
Title:	Chairman of the Compensation
Committee of the Board of Directors
36 Church Lane
Westport, CT 06880

February 24, 2011

Accepted and Approved,

/s/ Kevin Rakin
Kevin Rakin
14 Side Hill Road
Westport, CT 06880

SCHEDULE 1

OUTSIDE ACTIVITIES

Current Board Memberships:

Ipsogen SA (member of compensation and strategic committees)

Helix Therapeutics, Inc.

Recoly NV

Connecticut United for Research Excellence (CURE)

SCHEDULE 2

GENERAL RELEASE

I, Kevin Rakin, understand that I must sign and return to Advanced BioHealing, Inc. (the “Company”) this “Release” no earlier than last day of the my employment and no later than the sixtieth (60th) day after the termination of my employment, and not revoke this Release as permitted by Section (e)(vi), to receive the Severance specified in Section 4(d) of the Employment Agreement to which this Release is Schedule 2.

(a) General Release. I, on behalf of myself, my heirs, estate, trust(s), successors and assigns, hereby release and forever discharge the “Releasees” hereunder, consisting of the Company and its parents, subsidiaries and affiliates (the “Affiliates”), and each of their respective partners, members, managers, associates, affiliates, subsidiaries, successors, heirs, assigns, agents, directors, officers, employees, shareholders, representatives, lawyers, insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all Claims, as defined in Section (b).

(b) Claims Released. The “Claims” released herein include any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, losses, costs, attorneys’ fees or expenses, of any nature whatsoever, known or unknown, fixed or contingent, which I now has or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof. Without limiting the generality of the foregoing, Claims shall include: any claims in any way arising out of, based upon, or related to Employee’s employment by or service as a director to any of the Releasees, or any of them, or the termination thereof; any claim for wages, salary, commissions, bonuses, fees, incentive payments, profit-sharing payments, expense reimbursements, leave, vacation, severance pay or other benefits; any alleged breach of any express or implied contract of employment; any alleged torts or other alleged legal restrictions on the Company’s rights to terminate the employment of Employee; and any alleged violation of any federal, state or local statute or ordinance including, without limitation, Claims arising under: Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621, et seq.; Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, 42 U.S.C. § 2000 et seq.; Equal Pay Act, as amended, 29 U.S.C. § 206(d); the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq.; the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq.; the False Claims Act , 31 U.S.C. § 3729 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; the Worker Adjustment and Retraining Notification Act, as amended, 29 U.S.C. § 2101 et seq. the Fair Labor Standards Act, 29 U.S.C. § 215 et seq., the Sarbanes-Oxley Act of 2002; the Dodd-Frank Wall Street Reform and Consumer Protection Act; the Connecticut Fair Employment Practices Act, as amended, CGS §§ 46a-51 et seq., the Connecticut Family and Medical Leave Act, as amended, CGS §§ 31-55kk et seq., the Connecticut WARN Act, CGS §§ 31-51n and o et seq., or any other federal, state or local law.

Claims Not Released. Notwithstanding the generality of the foregoing, the Claims released shall not include any of the following (the “Unreleased Claims”): (i) any claim or right that may not be released by private agreement, including without limitation, any claim for unemployment insurance benefits, any worker’s compensation claim and any claim for indemnification under California Labor Code Sections 2800 or 2802; (ii) Claims I may now or hereafter have to enforce (A) the payments required to be made and other obligations required to be performed by the Company following the termination of my employment pursuant to Section 4 of the Employment Agreement, (B) the Indemnification Agreement made as of February 23, 2007 by and between me and the Company, (C) any stock option, restricted stock or other similar agreements between me and the Company, (D) any warrants of the Company which I may hold, or (E) the Investor Rights Agreement and the Registration Rights Agreement or any similar agreement with the Company executed by me in connection with the Company’s Series C Preferred Stock financing; (iii) benefits under the terms of the Company’s employee benefit plans, programs and arrangements to which I am vested as of the date of my termination of employment, (iv) any economic rights or Claims I may have as an owner or holder of any stock or other securities of the Company, but not rights arising prior to the date hereof pursuant to Subchapter XIII of the General Corporation Law of Delaware against the Company, it’s directors or officers, (v) properly reimbursable expenses whether submitted heretofore or hereafter, and (vi) any rights or Claims I may have prior hereto, now or in the future to indemnification under the Company’s Certificate of Incorporation or By-laws or the General Corporation Law of the State of Delaware or the Company’s Directors’ and Officers’ or other liability insurance.

(c) Unknown Claims. I ACKNOWLEDGE THAT I AM HEREBY ADVISED OF AND AM FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

BEING AWARE OF SAID CODE SECTION, I HEREBY EXPRESSLY WAIVE ANY RIGHTS I MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

(d) Review and Revocation

I agree and acknowledge that the Separation Agreement and this Release include a waiver and release of all claims which I have or may have under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621, et seq. (“ADEA”). The following terms and conditions apply to and are part of the waiver and release of the ADEA claims under this general release:

(i) This Release is written in a manner calculated to be understood by me, and I understand it.

(ii) The waiver and release of claims under the ADEA contained in this Release do not cover rights or claims that may arise after the date on which I sign this Release.

(iii) Section 4(d) of the Employment Agreement provides for consideration in addition to anything of value to which I am already entitled.

(iv) I consulted an attorney before signing the Employment Agreement, and I am hereby advised to consult an attorney before signing this Release.

(v) I have been granted not less than twenty-one (21) days after receiving this Release to decide whether or not to sign this Release, and, if the Company designates at the time of the termination of my employment, I may be granted forty-five (45) days to decide whether or not to sign this Release. If I sign this Release prior to the expiration of the twenty-one (21) or forty-five (45) day period, I do so voluntarily and after having had the opportunity to consult with an attorney, and I hereby waive the remainder of the twenty-one (21) or forty-five (45) day period.

(vi) If the Company designates a forty-five (45) day review period, I acknowledge that I have received written disclosure concerning the class, unit or group covered by the severance offer, the eligibility factors for the program, the time limits applicable to the program, and the job titles and ages of individuals eligible or selected for the program and of the individuals in the same job classification or unit not eligible or selected for the program.

(vii) I have the right to revoke this Release within seven (7) days of signing this Release. In the event this Release is revoked, this Release will be null and void in its entirety, and I will not be entitled to the Severance as providing in Section 4(d) of the Employment Agreement.

(viii) If I wish to revoke this Release, I must deliver written notice stating my intent to revoke this Release to the Company’s Chief Executive Officer on or before 5:00 p.m. on the seventh (7th) Day after the date on which I signed this Release.

(e) No Assignments of Claims. I represent and warrant that there has been no assignment or other transfer of any interest in any Claim that I may have against Releasees, or any of them, and I agree to indemnify and hold Releasees, and each of them, harmless from any liability, Claims, demands, damages, costs, expenses and attorneys’ fees reasonably incurred by Releasees, or any of them, as the result of any such assignment or transfer or any rights or Claims under any such assignment or transfer. It is the intention of the Parties that this indemnity does not require payment as a condition precedent to recovery by the Releasees against me under this indemnity.

(f) No Actions. I agree that if I hereafter commence any suit arising out of, based upon, or relating to any of the Claims released hereunder or in any manner assert against Releasees, or any of them, any of the Claims released hereunder, then I will pay to Releasees, and each of them, in addition to any other damages caused to Releasees thereby, all attorneys’ fees reasonably incurred by Releasees in defending or otherwise responding to said suit or Claim. The foregoing shall not apply to: (1) my right to file a charge with the United States

Equal Employment Opportunity Commission; however, I hereby waive any right to any damages or individual relief resulting from any charge; or (2) any suit or Claim to the extent it challenges the effectiveness of this release with respect to a claim under the Age Discrimination in Employment Act.

(g) No Admission. I understand and agree that neither the payment of any sum of money nor the execution of this Release shall constitute or be construed as an admission of any liability whatsoever by the Releasees, or any of them, who have consistently taken the position that they have no liability whatsoever to me.

(h) No Reliance. I acknowledge that different or additional facts may be discovered in addition to what is now known or believed to be true by me with respect to the matters released in this Release, and I agree that this Release shall be and remain in effect in all respects as a complete and final release of the matters released, notwithstanding any different or additional facts.

EMPLOYEE:

Kevin Rakin